Prospectus Supplement No. 2
Filed Pursuant to Rule 424(b)(3)
File No. 333-131147

Prospectus Supplement No. 2

(to Final Prospectus dated June 14, 2006)

This Prospectus Supplement No. 2 supplements and amends the Final Prospectus dated June 14, 2006, as supplemented and amended by Supplement No. 1 thereto dated July 20, 2006 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 7,588,018 shares of our common stock by certain selling shareholders.

On August 2, 2006, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to a previously anticipated transition in our principal financial and principal accounting officer.

This Prospectus Supplement No. 2 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MCVI.”  On July 31, 2006, the closing price of a share on the OTC Bulletin Board was $5.30.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 5 of the Final Prospectus dated June 14, 2006.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 2 is truthful or complete.  Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement No. 2 is August 2, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 31, 2006

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-33295	41-1717208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 South Robert Trail
Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02        DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(b)    We previously reported John H. Jungbauer’s intention to resign as our principal financial officer and principal accounting officer.  Mr. Jungbauer’s resignation from those positions was effective at the close of business on July 31, 2006.

(c)    We previously reported Eapen Chacko’s intention to assume the roles of principal financial officer and principal accounting officer upon Mr. Jungbauer’s resignation from those positions.  Mr. Chacko, who has served as our Vice President, Finance and Chief Financial Officer since June 21, 2006, assumed the roles of principal financial officer and principal accounting officer effective at the close of business on July 31, 2006.  We previously reported the remaining information required by Item 5.02(c) of Form 8-K regarding Mr. Chacko in our Current Report on Form 8-K filed June 5, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: August 2, 2006	By:	/s/ Eapen Chacko
Eapen Chacko
Vice President, Finance and Chief Financial Officer

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